Exhibit 7

JOINT FILING AGREEMENT

JOINT FILING AGREEMENT dated as of June 18, 2026, by and among Cantor EP Holdings VII, LLC, Cantor Fitzgerald, L.P., CF Group Management, Inc. and Brandon G. Lutnick (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of Class A ordinary shares, $0.0001 par value, of Cantor Equity Partners VI Inc., as of June 18, 2026, relating to such beneficial ownership, being filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

Date: June 18, 2026	CANTOR EP HOLDINGS VI, LLC

	By:	/s/ Brandon G. Lutnick
		Name:	Brandon G. Lutnick
		Title:	Chief Executive Officer

Date: June 18, 2026	CANTOR FITZGERALD, L.P.

	By:	/s/ Brandon G. Lutnick
		Name:	Brandon G. Lutnick
		Title:	Chief Executive Officer

Date: June 18, 2026	CF GROUP MANAGEMENT, INC.

	By:	/s/ Brandon G. Lutnick
		Name:	Brandon G. Lutnick
		Title:	Chief Executive Officer

Date: June 18, 2026		/s/ Brandon G. Lutnick
Brandon G. Lutnick